Exhibit 5.3

[Stradley Ronon Letterhead]

September 9, 2010

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

RE:	Proliq, Inc.

Ladies and Gentlemen:

Petrohawk Energy Corporation, a Delaware corporation (the “Company”), and certain of its subsidiaries, including Proliq, Inc., a New Jersey corporation (“Proliq”), have entered into an Indenture dated as of August 17, 2010 (the “Indenture”), among the Company, certain of its subsidiaries, including Proliq, and U.S. Bank Trust National Association, as trustee (the “Trustee”), relating to the 7.25% Senior Notes due 2018 issued by the Company on or about August 17, 2010 (the “Outstanding Notes”). In addition, the Company has filed a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission in connection with the Company’s offer (the “Exchange Offer”) to exchange the Outstanding Notes for the Company’s 7.25% Senior Notes due 2018 to be registered under the Registration Statement (the “Exchange Notes”) for any and all Outstanding Notes. Under the terms of the Indenture, the Company’s obligations under the Exchange Notes are unconditionally guaranteed by all of its subsidiaries that are parties to the Indenture, including Proliq. All capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

You have requested us, as special New Jersey counsel to Proliq, to render the opinions set forth in this letter, and in connection therewith, we have reviewed a photostatic copy of the Indenture. The term Indenture as used herein shall only refer to the contractual agreement itself, exclusive of any exhibits, schedules or certificates attached thereto, and shall not include any other documents, contracts or matters referred to or described in the Indenture. We have assumed that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Indenture or the Exchange Notes.

We have also reviewed the following additional documents and materials: (a) Certificate of Incorporation of Proliq, as amended, certified as true and correct as of the date hereof by the Secretary of Proliq, (b) Bylaws of Proliq, as amended, certified as true and correct as of the date hereof by the Secretary of Proliq, (c) an incumbency certificate, dated as of the date hereof, signed by certain of the officers of Proliq, (d) resolutions of the Board of Directors of Proliq authorizing the actions taken by Proliq in connection with the transactions contemplated by the Indenture to which Proliq is a party, certified as true and correct as of the date hereof by the Secretary of Proliq, and (e) good standing certificate with respect to Proliq issued by the Department of Treasury of the State of New Jersey on August 31, 2010 (“Good Standing Certificate”). The Indenture, together with the documents described in clauses (a) through (e) above, are hereinafter collectively referred to as the “Documents”. Other than our review of the Documents, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination.

We have relied, without independent investigation, upon certain certifications of governmental officials and private organizations having access to and regularly reporting on government files and records, including

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certificates of incorporation and certificates as to good standing. In addition, as to certain matters, we have relied without independent investigation upon the representations and warranties of Proliq contained in the Documents for the truth, accuracy and completeness of the matters contained therein. We have assumed that consents or minutes of proceedings of the board of directors or shareholders of Proliq have been filed with the secretary or with the minutes of proceedings of the board of directors or shareholders of Proliq, whichever may be applicable, as required by applicable law.

In rendering this opinion, we have assumed and relied upon, without independent investigation, other than the inquiry referred to above, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us (except that we have not assumed the due authorization of Proliq’s execution and delivery of the Indenture), (ii) the genuineness of all signatures on all Documents, (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, (iv) that each of the parties to the Indenture other than Proliq (each, an “Other Party” and, collectively, the “Other Parties”) is in full compliance with the terms thereof, (v) that any action taken by any of the Holders or any Other Party in connection with the performance or enforcement of the Indenture and the Exchange Notes will be lawful, commercially reasonable and taken in good faith and that the Holders (or any of them) or such Other Party will seek to enforce its rights only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law, (vi) that the Indenture and the Exchange Notes to which any Other Party is a party have been duly authorized by, and are valid and binding upon, such Other Party and enforceable against such Other Party in accordance with their respective terms, (vii) that there has been no mutual mistake of fact and there exists no fraud or duress, (viii) that the transactions contemplated by the Indenture comply with any test of good faith, fairness or conscionability required by law, (ix) that each Other Party and the Holder has no notice of any defense against the enforcement of any rights created by, or adverse claim to any security interest transferred as part of, the transactions contemplated by the Indenture, (x) that all natural persons who signed the Indenture or the Exchange Notes had sufficient legal capacity to do so, (xi) that routine procedural matters, such as service of process or qualification to do business in the jurisdiction, will be satisfied by the party seeking to enforce the Indenture or the Exchange Notes, (xii) that Proliq will not take any discretionary action permitted or facilitated by the Indenture that in the future would result in a violation of law or constitute a breach or default under any other agreement or court order to which Proliq is a party, (xiii) that Proliq is not insolvent and will not be rendered insolvent by the making of its Subsidiary Guarantee, (xiv) that the Subsidiary Guarantee given by Proliq is in furtherance of its direct or indirect business interests, as determined by its Board of Directors, (xv) no other document or instrument contradicts or interferes with the right of contribution among the Guarantors set forth in Section 10.6 of the Indenture, (xvi) that the Subsidiary Guarantee given by Proliq does not (A) breach or result in a default by Proliq (immediately, upon notice or with the passage of time) under any material agreement, contract or instrument to which Proliq is a party or by which Proliq is bound, or (B) violate any order, writ, judgment or decree to which Proliq is a party or by which Proliq is bound, and (xvii) no approval, authorization, or other action by or filing with, any New Jersey governmental authority is required in connection with the Subsidiary Guarantee given by Proliq, the absence of which would materially and adversely affect the validity of the Subsidiary Guarantee or enforceability against Proliq of the Subsidiary Guarantee, with the exception of the filing or recordation of documents or instruments contemplated by the Indenture and the payment of applicable filing fees and taxes relating thereto.

We express no opinion herein in any respect as to (i) federal and state securities laws and regulations, (ii) Federal Reserve Board margin regulations, (iii) pension and employee benefit laws and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, (iv) federal and state environmental laws and regulations, (v) federal and state land use and subdivision laws and regulations (including, without limitation, any applicable building or zoning laws, ordinances or regulations), (vi) the statutes and ordinances, administrative decisions, and the rules and regulations of counties, towns, municipalities and

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special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing, (vii) federal and state antitrust and unfair competition laws and regulations, (viii) federal and state laws and regulations concerning filing and notice requirements (e.g. Hart-Scott-Rodino and Exon-Florio) other than requirements applicable to charter-related documents such as certificates of merger, (ix) compliance with fiduciary duty requirements, (x) fraudulent conveyance or fraudulent transfer laws, (xi) federal and state laws and regulations concerning the characterization of a transaction as one involving the creation of a lien on real property or a security interest in personal property, the characterization of a contract as one in a form sufficient to create a lien or a security interest, and the creation, attachment, perfection, priority or enforcement of a lien on real property or security interest in personal property, (xii) federal and state patent, copyright, intellectual property, trademark and trade name laws, (xiii) federal and state labor laws and regulations, (xiv) federal and state tax laws and regulations, (xv) federal and state health and safety laws and regulations, (xvi) federal and state racketeering laws and regulations, (xvii) federal and state laws, regulations and policies concerning (a) national and local emergency, (b) judicial deference to acts of sovereign states, and (c) criminal and civil forfeiture laws, and (xviii) other federal and state statutes of general application to the extent they provide for criminal prosecution.

The opinions expressed herein are limited and qualified in all respects by the effects of (i) general principles of equity and the exercise of judicial discretion, whether applied by a court of law or equity, (ii) bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance or fraudulent transfer, receivership, and other laws now or hereafter in force affecting the rights and remedies of creditors generally (not just creditors of specific types of debtors) and other laws now or hereafter in force affecting generally only creditors of specific types of debtors, (iii) the judicial imposition of an implied covenant of good faith and fair dealing, public policy or the discretion of any court as to the enforcement of remedies, and (iv) generally applicable rules of law that afford judicial discretion regarding the determination of damages and entitlement to attorney’s fees and other costs. While we express no opinion as to the remedies conferred upon the Trustee or Holders by the Indenture, or the remedy which any court, governmental body or agency, or arbitrator may grant, impose or render, the Indenture contains certain remedies which are recognized under New Jersey law and which under certain circumstances (such as the existence of a material breach and pursuit of a remedy which is not deemed unconscionable or otherwise against public policy) would be available to the Trustee and the Holders. We express no opinion regarding the availability of equitable remedies under the Indenture or the Exchange Notes. Without limiting the generality of the foregoing, we express no opinion as to the enforceability or recognition under the laws of the State of New Jersey of (i) waiver of the right to a jury trial, (ii) self-help, subrogation, indemnity, contribution, severability or the exercise of private power of sale, (iii) provisions which purport to establish evidentiary standards, (iv) provisions related to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, releases or waivers of legal or equitable rights, discharge or waivers of defenses or liquidated damages, (v) provisions related to choice of governing laws, or (vi) any power of attorney or similar appointment under the Indenture.

The opinions expressed herein are further limited and qualified in all respects by the effect of generally applicable rules of law that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, reasonableness and diligence, (ii) provide that forum selection clauses may not be binding, (iii) limit the availability of a remedy under certain circumstances where another remedy has been selected, (iv) limit the right of a creditor to use force or cause a breach of the peace in the enforcement of rights, (v) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, (vi) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (vii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in

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which the unenforceable portion is not an essential part of the agreed exchange, (viii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorney’s fees and other costs, (ix) may, in the absence of a waiver or consent, discharge a guarantor to the extent that (a) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, or (b) guaranteed debt is materially modified, and (x) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless (a) permitting a cure would unreasonably hinder making substitute arrangements for performance, or (b) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

The law covered by the opinions expressed herein is limited to the Federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the State of New Jersey. We have noted, in the course of preparing this opinion, that the substantive laws of the States of New York, Delaware and Texas and, potentially, the substantive laws of other jurisdictions may be relevant in connection with specific opinions which are given herein. However, with your permission, our opinion is given as if the substantive laws of the State of New Jersey, without regard to conflict of laws principles, govern the Indenture and the enforceability thereof.

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, we are of the opinion, as of the date hereof, that:

1. Proliq is a corporation organized and, as of the date set forth on the Good Standing Certificate, presently in good standing under the laws of the State of New Jersey.

2. Proliq has the requisite corporate power to enter into and perform its obligations under the Indenture.

3. When the applicable Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and exchanged by the Holders thereof for the Outstanding Notes in accordance with the terms of the Indenture, the guarantee by Proliq of the obligations of the Company under the Exchange Notes pursuant to the terms of the Indenture will constitute a binding obligation of Proliq.

This opinion is solely for your benefit and may not be published by you (other than upon court order in a court or other legal tribunal), relied upon in any manner or for any purpose by, or circulated to, any third party, without the prior written approval of a partner of this law firm in each instance; provided, however, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement if required.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

By:	/s/ Michael P. Bonner
Michael P. Bonner, a Partner